UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2007

HuntMountain Resources

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-01428	68-0612191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1611 N. Molter Road, Ste. 201, Liberty Lake, WA	99019
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 892-5287

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       None.

(b)       Effective August 24, 2007, Randal Hardy resigned from his position of President of HuntMountain Resources (the “Company”).

(c)       Effective August 24, 2007, Tim Hunt, current Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of the Company, was appointed to the additional position of President of the Company on an interim basis. Mr. Hunt, age 55, has held the position of Chief Executive Officer since his appointment in March 2005. Mr. Hunt previously held the position of President of the Company from March 2005 until September 2006. Mr. Hunt is also a general partner of the Hunt Family Limited Partnership and is the founder and president of Spokane, Washington-based Huntwood Industries, the largest building products manufacturer in Eastern Washington with over 800 employees. Mr. Hunt founded Huntwood Industries in 1988 and has served as its president since inception. There are no family relationships between Mr. Hunt and any of our directors or other executive officers. Mr. Hunt is a party to the following related party transactions: (i) the Company paid $28,762 in 2006 and $12,492 in 2005 for office lease payments to a partnership controlled by Mr. Hunt, (ii) the Company paid $30,472 in 2006 and $42,290 in 2005 in reimbursements for equipment and wage-related payments made on the Company’s behalf by a company controlled by Mr. Hunt, and (iii) the Company has a bridge loan commitment from an entity controlled by Mr. Hunt, which is evidenced by a note that was originally executed on January 31, 2007 and was to mature on July 31, 2007. That note was amended with an amended note signed on August 9, 2007 with an effective date of July 31, 2007. The maturity date of the amended note was extended to July 1, 2008. The amount of the note has been increased to $5,000,000 at an annual interest rate of eleven percent (11%) and is convertible into equity at the terms of the Company’s next public financing, subject to certain terms and conditions in the note. The total of the advances received under the initial note, as of July 31, 2007, was $1,307,000 and the total interest accrued on the note as of June 30, 2007 was $42,360. Mr. Hunt will not receive any additional compensation in connection with his appointment to the additional office of President. The information regarding Mr. Hunt’s compensation and stock options previously reported in the Company’s Definitive Information Statement, filed with the Securities and Exchange Commission on April 30, 2007, is incorporated by reference into this Item 5.02.

Also effective August 24, 2007, the Company appointed Matt Hughes, age 46, to serve as the Company’s Executive Vice President and Chief Operating Officer. Immediately prior to his appointment as Executive Vice President and Chief Operating Officer, Mr. Hughes held the position of Vice President of Exploration of the Company since November 2005. Mr. Hughes is a geologist with nineteen years of experience in the discovery, exploration and mining of precious metal projects in Argentina, the United States, China, Brazil and Uzbekistan.  Prior to assuming his position as Vice President of Exploration, Mr. Hughes from 2003 – 2005, Mr. Hughes was the Chief Geologist for Mundoro Mining, Inc from 2003- 2005.  He worked as a senior geologist for Minas Buenaventura, S.A.A. from 2002 – 2003, and Silver Standard Resources from 2000 – 2002.  Prior to that he was the Vice President of Exploration for Platero Resources and worked as a senior geologist for Yamana Resources. There are no family relationships between Mr. Hughes and any of our directors or other executive officers. Mr. Hughes is not a party to any transaction or series of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-B. Mr. Hughes’ compensation package for his services as Executive Vice President and Chief Operating Officer remains under negotiation. Mr. Hughes will be entitled to participate in all equity-based compensation plans offered by the Company and as determined by the Board of Directors.

(d)        On August 24, 2007, the Board elected Mr. Hardy and Greg Lipsker as members of the Board. Also effective August 24, 2007, Mr. Lipsker was appointed to serve as Vice Chairman of the Board. Mr. Hardy and Mr. Lipsker have no arrangements or understandings with any other person pursuant to which they were selected as directors of the Company. Other than Mr. Hardy’s prior role as President of the Company, he has not had any direct or indirect material interests in any transaction with the Company or in any currently proposed transaction to which the Company is to be party. Other than Mr. Lipsker’s previous role as the Company’s outside counsel, he has not had any direct or indirect material interests in any transaction with the Company or in any currently proposed transaction to which the Company is to be party. The Company is reviewing whether Mr. Lipsker is a party to any transaction that would be required to be disclosed pursuant to Rule 404(a) of Regulation S-B.

A press release, dated August 28, 2007, concerning the foregoing organizational changes is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 24, 2007, the Company issued a press release, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release of HuntMountain Resources, dated August 28, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTMOUNTAIN RESOURCES
By:	/s/ Ron Schutz
Ron Schutz Chief Financial Officer

Date: August 28, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of HuntMountain Resources, dated August 28, 2007.